Exhibit 10.15

Oberon Securities, LLC

February 20, 2009

Mr. Scott Beck

Chief Executive Officer

Cornerworld Corporation

12222 Merit Drive, Suite 120,

Dallas, Texas 75251

This letter agreement (this “Agreement”) is by and between Cornerworld Corporation (together with its affiliates, successors and assigns, “Cornerworld”) and Oberon Securities, LLC (together with its affiliates, successor and assigns, “Oberon”). As used herein, the term “affiliate” means, in respect of any specified person or entity, any other person or entity who, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified person or entity. For purposes of the foregoing definition, “control” (including the terms “controlled by” and “under common control with”) when used in respect of any specified person or entity means the power to direct the management and policies of such specified person or entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

Reference is made to (x) the letter agreement (the “Letter Agreement”) dated on or about August 28, 2007 by and between Cornerworld and Oberon, (y) the amendment to the Letter Agreement dated on or about June 16, 2008 (the “First Amendment”) and (z) the amendment to the Letter Agreement dated on or about December 29, 2008 (the “Second Amendment”). Other than as explicitly set forth below, all other terms, conditions and/or obligations set forth in the Letter Agreement as amended by the First Amendment and the Second Amendment (all three documents being referred to hereinafter collectively as the “Prior Agreement”) shall remain in full force and effect and subject to any terms and conditions therein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prior Agreement.

Notwithstanding anything to the contrary herein or in the Prior Agreement, and in lieu of any other payments payable to Oberon by Cornerworld, with regard to the Woodland Wireless Solutions transaction (the “Woodland Wireless Transaction”), (and all related transactions thereto, including without limitation, transactions with subsidiaries and/or affiliates of Woodland Wireless Solutions), Oberon shall be entitled to receive from Cornerworld and Cornerworld shall pay and deliver to

Oberon the fees and consideration set forth on Exhibit B and C hereto. If Cornerworld fails to deliver to Oberon timely the fees when due as set forth in Paragraph 1 of Exhibit B, giving effect to applicable grace periods, the entire remaining unpaid amount of the Acquisition Fee shall become immediately due and payable to Oberon. Interest shall accrue on all unpaid amounts of the Acquisition Fee at the rate of 12% per annum, compounded annually, commencing on the day after any amount payable was due and not paid, after giving effect to any grace period. Cornerworld shall be liable for and shall pay to Oberon all fees, costs and expenses (including legal fees) incurred by Oberon, its agents and representatives in enforcing this agreement and collecting the payments and consideration set forth on Exhibit B if not paid and delivered by Cornerworld when due.

In addition, notwithstanding anything to the contrary herein or in the Prior Agreement, each of Oberon and Cornerworld agrees to release and hold harmless the other party from any liability in connection with Ron Oertell’s future employment by Cornerworld and/or any liability in connection with the Woodland Wireless Transaction. For purposes of this paragraph only, reference to each party shall include such party’s affiliates, heirs, successors, assigns, members, partners, officers, directors, employees, agents and representatives, excluding for all purposes, Ron Oertell. Notwithstanding the foregoing, nothing in this paragraph shall in any way release, discharge or relieve any party from its obligations under this Agreement. The foregoing releases are not intended to, and do not, constitute any admission or evidence of any liability whatsoever by any of the parties with respect to any of the matters released hereunder, and shall not be construed, offered or received in evidence as an admission or concession of any liability or wrongdoing by any of them with respect to any of the matters released hereunder. Each party acknowledges that it may hereafter discover facts in addition to or different from those which they now know to be true with respect to the subject matter of the releases set forth above, but that it is each party’s intention hereby to, and each party hereby does, settle and release fully, finally and forever all claims, disputes and differences, known or unknown, suspected or unsuspected, as set forth hereinabove, notwithstanding the discovery or existence of any such additional or different facts.

This Agreement (i) shall be governed by the internal laws of the State of New York (without regard to its conflicts of law principles) and (ii) may be executed in multiple counterparts each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Each party hereby (i) submits to the exclusive jurisdiction of the state and federal courts located in New York, New York, for the resolution of any disputes rising in any way in connection with this agreement, (ii) agrees that it will not institute any action, suit or proceeding against the other party except in such jurisdiction and (iii) waives to the fullest extent permitted by law all objections to the laying of venue in such jurisdiction; except in each case to the extent that a party has the legal right to require a party to arbitrate a specific dispute relating hereto, in which event, the parties shall arbitrate the dispute in New York, New York before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In the event of arbitration, the parties agree that the award of the arbitrator shall be final and binding on the parties, and judgment upon the award rendered may be entered in any court having jurisdiction. Each party shall be responsible for its own expenses in the arbitration, and the parties shall share the costs of the arbitrator. Each party hereto has the authority to execute, deliver and perform this Agreement, and the person executing this agreement on behalf of Oberon and Cornerworld has been duly authorized to execute this Agreement.

Notwithstanding anything in the Prior Agreement to the contrary, this Agreement and the rights and obligations set forth herein may not be terminated or cancelled by any party hereto and shall survive any permitted cancelation or termination of any provisions of the Prior Agreement. In the event of any inconsistency between this Agreement and the Prior Agreement, the provisions of this Agreement shall govern and supersede the inconsistent provisions in the Prior Agreement.

If you are in agreement with the foregoing, please execute this agreement where indicated below and return it to my attention. Thank you.

Sincerely,

Oberon Securities, LLC

By:	/s/ Nicole Schmidt
Nicole Schmidt

Agreed and accepted as of

the date first set forth above:

Cornerworld Corporation

By:	/s/ Scott Beck
Scott Beck

Exhibit B

Oberon Fees for Woodland Wireless Transaction

1. Upon the initial closing of the Woodland Wireless Transaction (February 20, 2009), Oberon shall be entitled to receive from Cornerworld and Cornerworld shall pay to Oberon a cash fee (the “Acquisition Fee”) in the aggregate amount of $600,000, payable in monthly installments of $11,600, commencing within 5 days of the initial closing date of the Woodland Wireless Transaction, with each monthly installment to occur on the one month anniversary of the date of the initial payment (or the first business day thereafter), in each case subject to a five (5) business day written notice and grace period before the remedies (acceleration, default interest, etc.) contemplated in the Agreement to which this Exhibit is attached become effective. Notwithstanding the foregoing, the remaining balance of all unpaid amounts of the Acquisition Fee shall be due and payable to Oberon within 5 business days after the payment in full or the refinancing of Cornerworld’s obligations to IU Investments, LLC (“IU Investments”) by a third party unaffiliated with IU Investments pursuant to the Promissory Note to be issued by Cornerworld to IU Investments in connection with the Woodland Wireless Transaction, subject to a ten (10) business day written notice and grace period before the remedies contemplated in the Agreement to which this Exhibit is attached become effective. Notwithstanding anything to the contrary herein, Cornerworld covenants to use its best efforts to pay in full or refinance such obligations to IU Investments prior to April 20, 2010, or take such other actions as necessary to enable Oberon to be paid any remaining balance of the Acquisition Fee on or prior to such date. If for any reason the Acquisition Fee has not been paid in full by such date (the amount of the Acquisition Fee remaining unpaid on such date, the “Remaining Balance”), then (x) Cornerworld shall continue to make the monthly installment payments of $11,600; provided, that such payments shall not reduce the Remaining Balance; and (y) the Remaining Balance shall accrue interest at 12% per annum until it shall be repaid in full; and (z) within five business days of April 20, 2010, Cornerworld shall issue to Oberon the Additional Woodland Warrants (as defined on Exhibit C following this Exhibit B). Notwithstanding anything to the contrary in this Agreement or otherwise, the Remaining Balance (and all accrued interest thereon) shall be due and payable in full by Cornerworld to Oberon on or prior to February 1, 2011.

As used in this agreement, the term “business day” means any day (other than a Saturday or Sunday) on which national banking institutions in the City of New York in the State of New York are open to the public for conducting business and are not required or authorized to close.

Exhibit C

Additional Warrants

In addition to other compensation of any kind that Oberon is entitled hereunder and in the Prior Agreement, (A) within three (3) business days of the closing of the Woodland Wireless Transaction, if any, Cornerworld shall deliver to Oberon a warrant to purchase 250,000 shares of common stock at $0.20 per share, and (B) within three (3) business days of the occurrence of a Warrant Event (defined below) Oberon shall be entitled to receive and Cornerworld shall deliver to Oberon (i) a warrant to purchase 500,000 common shares of Cornerworld at an exercise price of $0.20 per share (in addition to the warrant to purchase 250,000 shares as provided above) and (ii) a warrant to purchase 500,000 common shares of Cornerworld at an exercise price of $1.25 per share (collectively, the “Additional Woodland Warrants”). With the exception of the above mentioned terms set forth in this Paragraph, the Additional Woodland Warrants shall have the same rights, conditions, limitations and/or benefits as the Warrants (as defined in the Second Amendment) including one time “piggy back” registration rights and cashless exercise.

As used herein, a “Warrant Event” shall mean the earliest to occur of the following:

a)

When Cornerworld or a controlled affiliate thereof executes a termsheet or similar written proposal for an investment in Cornerworld or its controlled affiliates or an acquisition of Cornerworld, with, in either case, a party introduced or identified by Oberon; or

b)

When Cornerworld or a controlled affiliate thereof receives from a party identified or introduced to Cornerworld by Oberon a bona fide, good faith termsheet or similar written proposal (by a party with sufficient resources to consummate the transaction and with conditions to closing reasonably attainable) that provides for, at a minimum, an investment equal to the same amount that IU Investments, LLC is funding ($1.9 million) to close the Woodland Wireless Transaction (described herein) at terms that are considered market by reasonable investment professionals given current economic conditions and the capital structure and financial condition of Cornerworld, whether or not such termsheet or written proposal is accepted by Cornerworld; or

c)

Immediately prior to the initial closing of a transaction of the kind described in the preceding clauses (a) and (b), but with respect to which no term sheet or similar written proposal was prepared (but which otherwise meets the criteria of the preceding clauses (a) and (b)), in which event the Additional Woodland Warrants shall be issued to Oberon prior to the initial closing of such transaction.